For Immediate Release: Wednesday, October 27, 2004

For More Information: Julie S. Ryland, (205) 326-8421

ENERGEN RAISES 2004 EARNINGS GUIDANCE

Third Quarter 2004 Results Up 15.6%

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today reported that third quarter 2004 earnings from continuing operations increased 15.6 percent over the same period last year to total $13.7 million, or $0.37 per diluted share. The Company also announced that it is raising its 2004 earnings guidance by 20 cents per diluted share.

Energen increased its 2004 earnings guidance to a range of $3.45-$3.55 per diluted share. "This increase certainly reflects our solid year-to-date results. It also reflects our belief that natural gas, oil and natural gas liquids (NGL) prices in the last quarter of 2004 are going to be significantly higher than we had assumed in our earlier guidance," said Mike Warren, Energen's chairman and chief executive officer.

Embedded in Energen's new earnings guidance for 2004 is the Company's revised assumption that prices applicable to its unhedged estimated production for the remainder of 2004 will average $7.00 per thousand cubic feet (Mcf) of natural gas (NYMEX), $50.00 per barrel of oil (NYMEX), and $0.67 per gallon of NGL.

Warren added that Energen is not changing its earnings guidance for 2005 at this time, pending completion of the Company's formal budgeting process in December. Embedded in the existing guidance are underlying assumptions for natural gas, oil and NGL prices applicable to its unhedged estimated production in 2005 that are significantly below current market expectations; these assumed prices are $5.25 per Mcf (NYMEX), $28 per barrel (NYMEX) and $0.467 per gallon, respectively.

 "Even at these relatively low commodity price assumptions, Energen's 2005 earnings guidance indicates that we have the potential for solid, double-digit year-over-year earnings growth," Warren said. "We believe that is a good reflection of Energen's strong, base-business operations."

In maintaining its current guidance for 2005 at $3.80-$4.00 per diluted share, Energen's management noted that the estimated earnings impact of commodity price changes is routinely disclosed (see page 10 of this release) and can be used to calculate the upside earnings potential from higher commodity prices. Current strip quotes for natural gas, oil and NGL in 2005 are approximately $7.50 per Mcf, $49.00 per barrel and $0.70 per gallon, respectively. Based on Energen's earnings' sensitivities to pricing, average NYMEX prices at these levels in 2005 could generate an additional $1 of earnings, bringing Energen's net income potential to a range of $4.80-$5.00 per diluted share.

RESULTS OF THIRD QUARTER 2004

Energen's 2004 third quarter net income and income from continuing operations of $13.7 million, or $0.37 per diluted share, compared with prior-year third quarter net income of $11.9 million, or $0.33 per diluted share, and prior-year income from continuing operations of $11.5 million, or $0.32 per diluted share.

Energen Resources

Third quarter 2004 income from continuing operations at Energen Resources Corporation, Energen's oil and gas acquisition and development subsidiary, totaled $21.7 million and compared with income from continuing operations of $19.9 million in the same period last year. Energen Resources' earnings benefited from higher realized sales prices and increased production. At the same time, Energen Resources was affected by increased lease operating expense (LOE), including production taxes, and higher administrative expenses.

The Company's average realized sales prices for its production were as follows:
Commodity	Price per Unit		Percent Change
	3Q 2004	3Q 2003
Natural Gas (Mcf)	$4.77	$4.27	11.7
Oil (Barrel)	$28.76	$25.30	13.7
NGL (Gallon)	$0.50	$0.38	31.6

Note: Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees; they are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in the third quarter of 2004 totaled 22.4 billion cubic feet equivalent (Bcfe), reflecting a 5 percent increase from the prior-year third quarter. The higher production largely is the result of Energen Resources' acquisition in early August 2004 of coalbed methane properties in the San Juan Basin as well as down-spacing operations in the Black Warrior and San Juan basins.

The break-down of production by commodity is as follows:
Commodity	Production		Percent Change
	3Q 2004	3Q 2003
Natural Gas (MMcf)	14,657	13,954	5.0
Oil (MBbl)	854	838	1.9
NGL (MMgal)	18.2	16.6	9.6

Energen Resources' per-unit LOE in the current-year third quarter increased 28 percent to $1.41 per Mcf equivalent (Mcfe) due to higher production taxes resulting from increased commodity prices as well as to increased expenses associated with new environmental regulations, increased work-over and maintenance expenses and higher ad valorem taxes.

At $0.91 per Mcfe, Energen Resources' DD&A expense from oil and gas activities was unchanged from the third quarter last year.

Alagasco

Energen's natural gas distribution company, Alagasco, reported a net loss of $7.75 million for the third quarter. This compared with a net loss of $7.78 million in the same period last year. Alagasco typically records a loss in the third quarter, reflecting the seasonal nature of its business.

RESULTS OF YEAR-TO-DATE 2004

Energen's 2004 year-to-date net income and income from continuing operations totaled $96.2 million, or $2.63 per diluted share. For the same period last year, Energen's net income totaled $89.8 million, or $2.53 per diluted share, and income from continuing operations was $89.2 million, or $2.51 per diluted share.

 Energen Resources

Energen Resources' year-to-date income from continuing operations increased 7.4 percent to $66.7 million from $62.1 million in the same period last year. The impact of increased commodity prices more than offset the impact of the timing of mark-to-market derivatives and higher LOE and administrative expense.

The Company's average realized sales prices for its production were as follows:
Commodity	Price per Unit		Percent Change
	Jan-Sep 2004	Jan-Sep 2003
Natural Gas (Mcf)	$4.76	$4.30	10.7
Oil (Barrel)	$27.47	$25.64	7.1
NGL (Gallon)	$0.44	$0.38	15.8

Note: Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees; they are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in the first nine months of 2004 totaled 64.7 Bcfe, up slightly from the 63.8 Bcfe of production from continuing operations in the same period last year.

The break-down of production by commodity is as follows:
Commodity	Production		Percent Change
	Jan-Sep 2004	Jan-Sep 2003
Natural Gas (MMcf)	42,148	41,469	1.6
Oil (MBbl)	2,558	2,539	0.7
NGL (MMgal)	50.3	49.5	1.6

The year-to-date 2004 impact of marking to market certain of Energen Resources' open fourth quarter hedge contracts was a net loss of $2.2 million, or 6 cents per diluted share, as compared with $0.1 million in the same period last year. Year-end results are not expected to be affected negatively by this item.

The per-unit LOE in the current year-to-date period increased 21 percent to $1.31 per Mcfe due to higher production taxes resulting from increased commodity prices as well as to increased expenses associated with new environmental regulations, increased work-over and maintenance expenses and higher ad valorem taxes. DD&A expense from oil and gas activities declined 2 percent from the same period last year to $0.89 per Mcfe.

Alagasco

Alagasco's natural gas distribution operations earned net income in the first nine months of 2004 of $29.1 million as compared with $27.8 million in the same period last year. This increase in earnings largely reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

RESULTS OF 12 MONTHS ENDING SEPTEMBER 30

For the 12 months ended September 30, 2004, Energen's net income totaled $117.0 million, or $3.20 per diluted share, as compared with $108.9 million, or $3.08 per diluted share, in the same period a year ago. Income from continuing operations totaled $117.2 million, or $3.21 per diluted share. This compared with income from continuing operations of $107.7 million, or $3.05 per diluted share, in the same period a year ago.

Energen Resources

Increased commodity prices and production helped generate for Energen Resources an 8 percent increase in income from continuing operations for the trailing 12-months' period as compared with the same period a year ago. Income from continuing operations in the current-year period totaled $83.1 million and compared with prior-year 12 months' results of $76.7 million.

The Company's average realized sales prices for its production were as follows:
Commodity	Price per Unit		Percent Change
	Oct 03-Sep 04	Oct 02-Sep 03
Natural Gas (Mcf)	$4.60	$4.13	11.4
Oil (Barrel)	$26.92	$25.75	4.5
NGL (Gallon)	$0.43	$0.38	13.2

Note: Average realized sales prices reflect the impact of all hedges, basis differential and NGL transportation and fractionation fees; they are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations for the trailing 12-months' period totaled 86.3 Bcfe as compared with 83.6 Bcfe in the same period a year ago.

The break-down of production by commodity is as follows:
Commodity	Production		Percent Change
	Oct 03-Sep 04	Oct 02-Sep 03
Natural Gas (MMcf)	56,112	53,479	4.9
Oil (MBbl)	3,430	3,374	1.7
NGL (MMgal)	67.4	69.1	(2.5)

Energen Resources' per-unit LOE in the current trailing 12-months' period increased 17 percent to $1.29 per Mcfe and includes a 26 percent rise in production taxes resulting from higher commodity prices. For the 12 months ended September 30, 2004, Energen Resources' DD&A expense from oil and gas activities of $0.89 per Mcfe was down slightly from the $0.90 per Mcfe in same period last year.

Alagasco

For the 12 months ending September 30, 2004, Alagasco earned net income of $34.3 million as compared with $31.6 million in the same period last year. This increase in earnings largely reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

For the rate year ended September 30, 2004, Alagasco earned a return of 13.1 percent on 13-month average equity of $261.9 million. The utility earned just under its allowed return range of 13.15-13.65 percent as a result of its operations and maintenance expenses exceeding the inflation-based cost control provision of its rate-setting mechanism.

2004 EARNINGS GUIDANCE

Energen's management increased its 2004 earnings guidance to a range of $3.45- $3.55 per diluted share. This compares with previous guidance of $3.25-$3.35 per diluted share. Energen's assumed NYMEX prices for unhedged natural gas, oil and NGL production for the remainder of the year are an average of $7.00 per Mcf (including October, for which the actual NYMEX price was $5.72 per Mcf), $50.00 per barrel and $0.67 per gallon, respectively.

For the fourth quarter of 2004, Energen estimates that its earnings will range from $0.85-$0.90 per diluted share. Diluted average shares outstanding in the last quarter are estimated to be 36.7 million.

For the remaining three months of 2004, Energen Resources' hedge position is as follows:

Commodity	Vol. Hedged	Estimated Production	% Hedged	NYMEX-equiv. price
Natural Gas	12 Bcf	14.8 Bcf	82%	$5.10 per Mcf
Oil	707 MBbl	879 MBbl	80%	$30.03 per barrel
NGL	9.3 MMgal	19.5 MMgal	48%	$0.412 per gallon

For the remaining three months of 2004, Energen Resources' natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference*	Price/Mcf (NYMEX equiv)
NYMEX Hedges	5.2		$5.09
NYMEX Collars	0.6		$4.05 floor/$4.44 ceiling
San Juan Basin-specific	4.9	$0.79	$5.02
Permian Basin-specific	1.4	$0.35	$5.67

* Assumed basis differentials were used to calculate NYMEX-equivalent prices for November and December; actual basis differentials were used for October.

For the remaining three months of 2004, Energen Resources' oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference*	Price/Barrel (NYMEX equiv)
NYMEX Hedges	357		$28.38
Sour Oil (WTS)	350	$3.69	$31.72

* Assumed sour oil differential was used to calculate NYMEX-equivalent prices for November and December; the actual sour oil differential was used for October.

Realized prices for Energen Resources' production associated with NYMEX contracts and collars as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Other key assumptions in Energen's 2004 guidance, which takes into account year-to-date results, include:

  Estimated production of 87.5 Bcfe, including 57 Bcf of natural gas, 3.4 MMBbl of oil, and 70 MMgal of NGL.
  Average diluted shares outstanding of 36,650,000.
  Alagasco's utility operations earning a return on equity at the end of the year of some 13.1 percent on average equity of approximately $264 million.
  A DD&A rate from oil and gas activities of approximately $0.91 per Mcfe and LOE (including production taxes) of approximately $1.33 per Mcfe.

Earnings Sensitivities to Commodity Price Changes

The largest influences on Energen's financial results typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' year-to-date performance, hedge position for the remainder of 2004, and assumed prices for its unhedged production as well as the actual NYMEX price of gas for October, Energen's earnings' sensitivities to commodity price changes for the remainder of the year are as follows:

Relative to the Company's remaining unhedged volumes:

  Every 10-cent change in the average NYMEX price of gas from $7.00 per Mcf represents an estimated net income impact of approximately $65,000 (0.2 cents per diluted share).
  Every $1 change in the average NYMEX price of oil from $50.00 per barrel represents an estimated net income impact of approximately $100,000 (0.3 cents per diluted share).
  Every 1-cent change in average price of NGL from $0.67 per gallon represents an estimated net income impact of approximately $50,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2005 EARNINGS GUIDANCE

Energen's management is not adjusting the Company's earnings guidance for 2005 at this time, pending completion of the budgeting process in December 2004. Included in the Company's existing guidance of $3.80-$4.00 per diluted share is an estimated $0.07 per diluted share from an unidentified acquisition of $200 million in the fourth quarter.

The Company's existing guidance for 2005 earnings also assumes that prices applicable to Energen Resources' unhedged production in 2005 will average $5.25 per Mcf for gas, $28.00 per barrel for oil, and $0.467 per gallon for NGL.

Energen Resources' hedge position for 2005 is as follows:

Commodity	Volumes	Estimated Production		% Hedged		NYMEX-equiv. price
Natural Gas	35.4 Bcf	60.8 Bcf*	58.0 Bcf**	58%*	61%**	$5.70 per Mcf
Oil	2.3 MMBbl	3.5 MMBbl		65%		$33.25 per barrel
NGL	30.2 MMgal	79 MMgal*	78 MMgal**	38%*	40%**	$0.485 per gallon

* With unidentified 4th quarter 2005 acquisition

** Without unidentified 4th quarter 2005 acquisition

Energen Resources' 2005 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference*	Price/Mcf (NYMEX equiv)
NYMEX Hedges	16.4		$5.98
San Juan Basin-specific	15.5	$0.80	$5.33
Permian Basin-specific	1.8	$0.35	$5.96
SNG-LA Basin-specific	1.6	$0.04	$6.13

* Assumed basis differentials have been used to calculate NYMEX-equivalent prices.

Energen Resources' 2005 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference*	Price/Barrel (NYMEX equiv)
NYMEX Hedges	535		$31.20
Sour Oil (WTS)	1,723	$2.90	$33.89

* Assumed sour oil differential has been used to calculate the NYMEX-equivalent price.

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the negative impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Earnings Sensitivities to Commodity Price Changes

While there are many factors that affect Energen Resources' financial results, the largest influences typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2005 and assuming prices (as outlined above) for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's existing earnings guidance for 2005 are as follows:

Relative to the company's unhedged volumes in 2005 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5.25 per Mcf represents an estimated net income impact of approximately $850,000 (2.3 cents per diluted share).
  Every $1.00 change in the average NYMEX price of oil from $28.00 per barrel represents an estimated net income impact of approximately $700,000 (1.9 cents per diluted share).
  Every 1-cent change in average price of NGL from $0.467 per gallon represents an estimated net income impact of approximately $165,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

The assumptions used in developing Energen's existing guidance are subject to change as the Company's works through its 2005 budgeting process. The key assumptions that support existing guidance include:

  Total production of approximately 93 Bcfe, including approximately 3 Bcfe attributable to an unidentified acquisition in the fourth quarter of 2005.
  Average diluted shares outstanding of 36,835,000.
  Alagasco's earning a return on average equity of 13.15-13.65 percent on average equity of approximately $270 million.
  A DD&A rate at Energen Resources of approximately $0.95 per Mcfe and LOE (including production taxes) of approximately $1.30 per Mcfe.
  Capital spending at Energen Resources of approximately $200 million for property acquisitions and approximately $75 million for development; and capital spending at Alagasco of approximately $55 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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